Exhibit 99.1

VCA INC.

ANNOUNCES NEW $1.68 BILLION SENIOR CREDIT FACILITY

LOS ANGELES, California, June 29, 2016 – VCA Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States and Canada, today announced that it has increased its credit facility by approximately $300 million by entering into a new $1.68 billion senior credit facility comprised of $880 million of senior term notes and an $800 million revolving facility. A portion of the proceeds of the new credit facility will be used to retire the outstanding term notes and the revolving facility under the Company’s existing credit facility. The new senior term loan and revolving facility are priced initially at LIBOR plus 175 basis points but will change depending on the Company’s ratio of debt to EBITDA.

Bob Antin, Chairman and CEO, stated, “I am pleased that, as a result of our consistently increasing operating results and cash flow and the outstanding efforts of Bank of America Merrill Lynch, J.P. Morgan Securities LLC, Barclays, SunTrust Robinson Humphrey and Wells Fargo, we were able to increase our credit facility by $300 million. We now have $425 million available on our revolving facility which, along with our strong free cash flow, gives us the financial flexibility to continue to grow our business while optimizing our capital structure.

“Following our recently completed acquisition of an 80% interest in Companion Animal Practices, North America (CAPNA) for $344 million and the acquisition of an additional $108 million of hospital revenue during the first two quarters of this year, the additional capacity under our new revolving facility enables us to continue to focus on executing our disciplined capital deployment strategy moving forward.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations; changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

About VCA

VCA is a leading animal healthcare company with operations in the United States and Canada. Through VCA Animal Hospitals, VCA owns, operates and manages the largest network of free-standing veterinary hospitals in the United States and Canada, while its Antech Diagnostics division operates the preeminent network of veterinary exclusive clinical laboratories in North America. VCA also supplies diagnostic imaging equipment to the veterinary industry through its Sound™ division, and through Camp Bow Wow franchises a premier provider of pet services including dog day care, overnight boarding, grooming, and other ancillary services at specially designed pet care facilities. For further information on VCA and its various businesses, visit its website at www.vca.com.

Media Contact:	Tomas Fuller,
Chief Financial Officer
(310) 571-6505